Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 North Community House Road
Suite 350
Charlotte, NC 28277
Tel: (704) 587-8409
Fax: (704) 587-8795

www.polypore.net

Polypore Reports Fourth Quarter 2010 Results

•                  Sales increase 12% to $169.5 million

•                  Adjusted EBITDA increases 15% to $53.5 million

•                  Adjusted EPS increases 17% to $0.42

CHARLOTTE, NC — February 23, 2011 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the fourth quarter ended January 1, 2011.

•                  Sales were $169.5 million compared with $152.0 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased 14%.

•                  Adjusted Operating Income was $39.9 million compared with $32.2 million in the prior-year period. A table showing the reconciliation of Adjusted Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $19.3 million and $0.42 per diluted share compared with $16.2 million and $0.36 per diluted share in the prior-year period.  Net income was $17.7 million and $0.38 per diluted share.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said: “2010 was an important and successful year for the company. We achieved substantial growth across all of our businesses and embarked on significant capacity expansions — the largest in our company’s history — to meet rapidly growing customer demand. While making these investments, we generated cash, reduced and refinanced our debt, and enhanced our capital structure to provide a solid foundation for sustainable growth over the long term.”

For the year ended January 1, 2011:

•                  Sales were $616.6 million, up 19% from $516.9 million in 2009.

•                  Adjusted Operating Income was $133.2 million compared with $99.1 million in the prior year.

•                  Adjusted Net Income and Adjusted EPS were $61.2 million and $1.34 per diluted share, compared with $32.7 million and $0.72 per diluted share in the prior year. Net income was $63.6 million and $1.39 per diluted share.

Adjusted EBITDA

Adjusted EBITDA was $53.5 million in the fourth quarter of 2010 compared with $46.7 million in the fourth quarter of 2009. Adjusted EBITDA for the year ended January 1, 2011 was $184.9 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to net income as noted in the attached table.

Energy Storage

In the quarter, sales for the Energy Storage segment were $123.5 million, an increase of $12.1 million, or 11%, compared with the prior-year period (up 12% excluding the effect of foreign currency translation). For the year, segment sales were $445.7 million, an increase of $78.1 million, or 21%, compared with the prior year. There was no significant effect of foreign currency translation for the full year.

•                  Sales of lead-acid battery separators were $89.6 million, an increase of $3.1 million, or 4%, compared with the prior-year period, driven by continued growth in Asia, partially offset by the effect of foreign currency translation. In addition, the fourth quarter of 2009 included approximately $10.0 million of advance purchases by a North American customer. For the year, sales were $314.7 million, an increase of $33.2 million, or 12%.

•                  Lithium battery separator sales were $33.9 million, an increase of $9.0 million, or 36%. The increase, while limited by capacity, reflects strong demand in consumer electronics and growing demand in Electric Drive Vehicles (“EDVs”). For the year, sales were $131.0 million, an increase of $44.9 million, or 52%.

•                  Segment operating income was $27.7 million and 22% of sales compared with $26.1 million and 23% of sales in the prior-year period. For the year, segment operating income improved to $91.5 million and 21% of sales compared with $70.2 million and 19% of sales for the prior year. The improvement was primarily related to higher volumes and production efficiencies, somewhat offset by expenses associated with our growth investments. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Separations Media

In the quarter, sales for the Separations Media segment were $46.0 million, up $5.4 million, or 13%, compared with the prior-year period (up 21% excluding the effect of foreign currency translation). For the year, segment sales were $170.9 million, an increase of $21.6 million, or 15%, compared with the prior year (up 19% excluding the effect of foreign currency translation).

•                  Fourth quarter sales of healthcare products were $30.0 million, an increase of $2.6 million, or 10%. For the year, sales were $107.4 million, an increase of $5.3 million, or 5%. Sales in both periods were driven by solid demand in hemodialysis and blood oxygenation applications, partially offset by the effect of foreign currency translation.

•                  Fourth quarter sales of filtration and specialty products were $16.0 million, an increase of $2.8 million, or 21%, due to strong demand in all key application areas, partially offset by the effect of foreign currency translation. For the year, sales were $63.5 million, an increase of $16.3 million, or 35%.

•                  Segment operating income was $12.8 million and 28% of sales compared with $6.7 million and 17% of sales in the prior-year period. For the year, segment operating income was $44.0 million and 26% of sales compared with $31.1 million and 21% of sales for the prior year. The improvement in operating income was due to higher production volumes and production efficiencies. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Outlook

Toth added: “We are very pleased with the growing and accelerating demand trends in our business. We are at the front end of new capacity ramping up to meet that demand and, in the near term, we will continue to operate at very high utilization rates.  Long term demand drivers remain positive, and we will continue to make the necessary investments to ensure sustainable growth over the long term.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s fourth quarter financial results and business outlook on February 24, 2011 at 9:00 AM Eastern time. The number to call for this interactive teleconference is (719) 457-2713. Enter code 5346816. A replay of the conference call will be available through March 3, 2011, via telephone at (719) 457-0820. Enter code 5346816. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.

Investor Contact:  Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges.  In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the first day of the period presented. We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  For more information regarding the computation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Operating Income to operating income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  We also use Adjusted EBITDA to review and assess operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections.  Adjusted Operating Income, Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance.  We believe that our non-GAAP financial measures also facilitate the comparison of results between periods.

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010 (a)
Net sales	$169.5	$152.0	$616.6	$516.9
Cost of goods sold	99.4	94.1	369.7	321.1
Gross profit	70.1	57.9	246.9	195.8
Selling, general and administrative expenses	30.5	25.9	114.8	100.4
Business restructuring	—	20.6	(0.8)	21.3
Goodwill impairment	—	131.5	—	131.5
Operating income (loss)	39.6	(120.1)	132.9	(57.4)
Other (income) expense:
Interest expense, net	11.3	14.1	46.7	57.1
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Foreign currency and other	(0.6)	(2.1)	(1.4)	(0.7)
Costs related to purchase of 8.75% senior subordinated notes	2.3	—	2.3	—
	13.0	12.0	44.3	56.4
Income (loss) before income taxes	26.6	(132.1)	88.6	(113.8)
Income taxes	8.9	(1.1)	25.0	3.5
Net income (loss)	$17.7	$(131.0)	$63.6	$(117.3)

Net income (loss) per share - basic	$0.40	$(2.95)	$1.43	$(2.64)

Net income (loss) per share - diluted	$0.38	$(2.95)	$1.39	$(2.64)

Weighted average shares outstanding - basic	44,765,627	44,402,069	44,562,421	44,385,552
Weighted average shares outstanding - diluted	46,240,272	44,402,069	45,748,058	44,385,552

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	January 1, 2011	January 2, 2010 (a)
Assets:
Cash and cash equivalents	$90.0	$115.0
Accounts receivable, net	116.7	107.1
Inventories	77.0	72.5
Other	17.1	17.2
Current assets	300.8	311.8

Property, plant and equipment, net	415.3	388.0
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	152.6	166.0
Other	10.5	17.5

Total assets	$1,348.5	$1,352.6

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$96.7	$77.4
Current portion of debt	3.7	10.9
Income taxes payable	5.2	0.6
Current liabilities	105.6	88.9

Debt, less current portion	711.6	792.6
Other	153.2	186.8
Shareholders’ equity	378.1	284.3
Total liabilities and shareholders’ equity	$1,348.5	$1,352.6

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

	Year Ended
	January 1, 2011	January 2, 2010 (a)
Operating activities:
Net income (loss)	$63.6	$(117.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	47.9	51.4
Business restructuring	(0.8)	21.3
Goodwill impairment	—	131.5
Other	1.1	(5.9)
Changes in operating assets and liabilities	15.4	(27.8)
Net cash provided by operating activities	127.2	53.2
Investing activities:
Purchases of property, plant and equipment, net	(68.8)	(16.3)
Payments associated with the stock sale of Italian subsidiary, net	(21.5)	—
Net cash used in investing activities	(90.3)	(16.3)
Financing activities:
Proceeds from issuance of 7.5% senior notes	365.0	—
Payments for loan acquisition costs	(8.0)	—
Purchase of 8.75% senior subordinated notes	(422.6)	—
Principal payments on debt	(10.0)	(7.0)
Proceeds from stock option exercises	6.9	0.2
Other	7.4	(3.6)
Net cash used in financing activities	(61.3)	(10.4)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	5.5
Net increase (decrease) in cash and cash equivalents	(25.0)	32.0
Cash and cash equivalents at beginning of year	115.0	83.0
Cash and cash equivalents at end of year	$90.0	$115.0

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Net income (loss)	$17.7	$(131.0)	$63.6	$(117.3)
Add:
Depreciation and amortization expense	11.9	12.8	47.9	51.4
Interest expense, net	11.3	14.1	46.7	57.1
Income taxes	8.9	(1.1)	25.0	3.5
EBITDA	49.8	(105.2)	183.2	(5.3)
Adjustments:
Foreign currency gain	(0.5)	(1.0)	(0.9)	(0.7)
Loss on disposal of property, plant and equipment	1.0	0.2	1.1	0.3
Stock-based compensation	0.6	0.7	2.3	2.3
Business restructuring	—	20.6	(0.8)	21.3
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Costs related to purchase of 8.75% senior subordinated notes	2.3	—	2.3	—
Goodwill impairment	—	131.5	—	131.5
Costs related to the FTC litigation	0.3	0.2	1.1	3.7
Other non-cash or non-recurring items	—	(0.3)	(0.1)	(0.2)
Adjusted EBITDA	$53.5	$46.7	$184.9	$152.9

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Net income (loss)	$17.7	$(131.0)	$63.6	$(117.3)
Adjustments:
Business restructuring	—	20.6	(0.8)	21.3
Costs related to the FTC litigation	0.3	0.2	1.1	3.7
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Costs related to purchase of 8.75% senior subordinated notes	2.3	—	2.3	—
Goodwill impairment	—	131.5	—	131.5
Impact of adjustments on income taxes	(1.0)	(5.1)	(1.7)	(6.5)
Adjusted net income	$19.3	$16.2	$61.2	$32.7

Net income (loss) per share - basic	$0.40	$(2.95)	$1.43	$(2.64)
Impact of adjustments on net income (loss) per share	0.03	3.31	(0.06)	3.38
Adjusted earnings per share - basic	$0.43	$0.36	$1.37	$0.74

Net income (loss) per share - diluted	$0.38	$(2.95)	$1.39	$(2.64)
Impact of adjustments on net income (loss) per share	0.04	3.31	(0.05)	3.36
Adjusted earnings per share - diluted	$0.42	$0.36	$1.34	$0.72

Weighted average shares outstanding - basic	44,765,627	44,402,069	44,562,421	44,385,552
Weighted average shares outstanding - diluted *	46,240,272	45,393,742	45,748,058	45,178,443

* On an adjusted basis, diluted income per common share includes the impact of dilution from stock options and unvested restricted shares as measured under the treasury stock method.  For the three months and year ended January 2, 2010, no stock options or restricted stock shares were included in the computation of diluted loss per common share because the Company reported net losses.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Operating Income

(unaudited, in millions)

	Three Months Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Operating income (loss)	$39.6	$(120.1)	$132.9	$(57.4)
Adjustments:
Business restructuring	—	20.6	(0.8)	21.3
Costs related to the FTC litigation	0.3	0.2	1.1	3.7
Goodwill impairment	—	131.5	—	131.5
Adjusted operating income	$39.9	$32.2	$133.2	$99.1

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(in millions)

	Three Months Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010(a)
Operating income:
Energy storage	$27.7	$26.1	$91.5	$70.2
Separations media	12.8	6.7	44.0	31.1
Corporate	(0.6)	(0.6)	(2.3)	(2.2)
Segment operating income	39.9	32.2	133.2	99.1
Business restructuring	—	20.6	(0.8)	21.3
Goodwill impairment	—	131.5	—	131.5
Non-recurring costs	0.3	0.2	1.1	3.7
Total operating income (loss)	39.6	(120.1)	132.9	(57.4)
Reconciling items:
Interest expense, net	11.3	14.1	46.7	57.1
Gain on sale of Italian subsidiary	—	—	(3.3)	—
Foreign currency and other	(0.6)	(2.1)	(1.4)	(0.7)
Costs related to purchase of 8.75% senior subordinated notes	2.3	—	2.3	—
Income (loss) before income taxes	$26.6	$(132.1)	$88.6	$(113.8)

(a) Derived from audited consolidated financial statements.